                                                                    EXHIBIT 10.7


                                                                  EXECUTION COPY

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                                  COMMON STOCK
                               PURCHASE AGREEMENT

                               DATED MAY 7, 1998

                                 BY AND BETWEEN

                             ENERGY PARTNERS, LTD.,
                                 AS THE COMPANY

                                      AND

                           ENERGY INCOME FUND, L.P.,
                                AS THE PURCHASER


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
                               TABLE OF CONTENTS


SECTION 1


     Definitions ............................................................   2
          1.1.  Defined Terms ...............................................   2
          1.2.  Other Defined Terms .........................................   6
          1.3.  Other Definitional Provisions ...............................   6


SECTION 2

     Authorization and Sale of the Common Stock .............................   6
          2.1.  Authorization of Common Stock ...............................   6
          2.2.  Sale and Purchase of Common Stock ...........................   6


SECTION 3

     Closing Date; Delivery .................................................   7
          3.1.  Closing Date ................................................   7
          3.2.  Delivery ....................................................   7


SECTION 4

     Representations and Warranties of the Company ..........................   7
          4.1.  Organization, Good Standing and Qualification ...............   7
          4.2.  Capitalization ..............................................   7
          4.3.  Subsidiaries ................................................   8
          4.4.  Partnerships, Joint Ventures ................................   8
          4.5.  Authorization ...............................................   8
          4.6.  Governmental Consents .......................................   8
          4.7.  Conformity with Law; Absence of Litigation ..................   9
          4.8.  Insurance ...................................................   9
          4.9.  Patents and Trademarks ......................................   9
          4.10. Compliance with Other Instruments and Legal Requirements ....   9
          4.11. Material Agreements; Action .................................  10
          4.12. Brokers' Fees ...............................................  10
          4.13. Registration Rights .........................................  10
          4.14. Corporate Documents .........................................  11
          4.15. Real Property ...............................................  11
          4.16. Tangible Personal Property ..................................  11
          4.17. Environmental Matters .......................................  12
          4.18. Company Financial Statements ................................  13
          4.19. Changes .....................................................  13


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
         4.20.      Employee Benefit Plans ......................................... 14
         4.21.      Taxes .......................................................... 14
         4.22.      Labor and Employment Matters ................................... 15
         4.23.      No Pending Transactions ........................................ 15
         4.24.      Disclosure ..................................................... 16
         4.25.      Minute Books ................................................... 16
         4.26.      Foreign Corrupt Practices ...................................... 16

SECTION 5

     Representations and Warranties of the Purchaser ............................... 16
         5.1.      Accredited Investor; Experience; Risk ........................... 16
         5.2.      Authorization ................................................... 17
         5.3.      Governmental Consents ........................................... 17
         5.4.      Organization, Good Standing and Qualification ................... 17
         5.5.      Brokers' Fees ................................................... 17

SECTION 6

     Conditions to Closing of Purchaser ............................................ 18
         6.1.       Representations and Warranties Correct ......................... 18
         6.2.       Covenants ...................................................... 18
         6.3.       Opinion of Company's Counsel ................................... 18
         6.4.       No Material Adverse Change ..................................... 18
         6.5.       Certificate of Incorporation; By-laws .......................... 18
         6.6.       State Securities Laws .......................................... 18
         6.7.       Issuance of Shares ............................................. 18
         6.8.       Certificates ................................................... 18
         6.9.       Stockholders' Agreement ........................................ 19
         6.10.      Loan Documents ................................................. 19
         6.11.      Conditions to Closing on Financing Agreement ................... 19

SECTION 7

     Conditions to Closing of the Company .......................................... 19
         7.1.      Representations ................................................. 19
         7.2.      Purchase Price .................................................. 19
         7.3.      Financing Agreement ............................................. 19
         7.4.      Certificate ..................................................... 19

SECTION 8

     Covenants............................................................ 19
          8.1.  Information............................................... 19
          8.2.  Regulatory Matters........................................ 21
          8.3.  Access.................................................... 21
          8.4.  Directors' and Officers' Insurance........................ 21
          8.5.  Confidentiality........................................... 21
          8.6.  Foreign Corrupt Practices................................. 22

SECTION 9

     Registration Rights.................................................. 22
          9.1.  Certain Definitions....................................... 22
          9.2.  Sale or Transfer of Shares; Legend........................ 23
          9.3.  Required Registrations.................................... 24
          9.4.  Incidental Registration................................... 25
          9.5.  Registration Procedures................................... 26
          9.6.  Allocation of Expenses.................................... 27
          9.7.  Indemnification and Contribution.......................... 28
          9.8.  Indemnification with Respect to Underwritten Offering..... 29
          9.9.  Information by Holder..................................... 29
          9.10. "Stand-Off" Agreement..................................... 30
          9.11. Limitations on Subsequent Registration Rights............. 30
          9.12. Rule 144 Requirements..................................... 30
          9.13. Selection of Underwriter.................................. 31
          9.14. Assignment of Registration Rights......................... 31
          9.15. Mergers, Etc. ............................................ 31

SECTION 10

     Put Right............................................................ 32
          10.1. Ability to Put............................................ 32
          10.2. Put Price................................................. 33
          10.3. Appraisal Procedure....................................... 33

SECTION 11

     MISCELLANEOUS........................................................ 33
          11.1. Amendment; Waiver......................................... 33
          11.2. Notices................................................... 34
          11.3. Severability.............................................. 35


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
        11.4.  Successors and Assigns ................................35
        11.5.  Survival of Representations and Warranties.............35
        11.6.  Entire Agreement.......................................35
        11.7.  Choice of Law..........................................35
        11.8.  Counterparts...........................................35
        11.9.  Costs and Expenses.....................................35
        11.10. No Third-Party Beneficiaries...........................35
        11.11. Indemnification........................................36
        11.12. Remedies...............................................37
        11.13. Termination............................................37

                              ENERGY PARTNERS, LTD.
                            STOCK PURCHASE AGREEMENT

     COMMON STOCK PURCHASE AGREEMENT dated as of May 7, 1998 (this "Agreement"), by and among ENERGY PARTNERS, LTD., a Delaware corporation (the "Company") and ENERGY INCOME FUND, LP., a limited partnership organized under the laws of the State of Delaware (the "Purchaser" or "EIF").

                                   WITNESSETH

     WHEREAS, the Company and EIF have entered into a Financing Agreement, dated as of April 15, 1998 (as amended and in effect from time to time, the "Financing Agreement"), pursuant to which EIF has agreed to loan the Company up to Twenty Million Dollars ($20,000,000) on the terms and conditions set forth therein;

     WHEREAS, as a condition to EIF entering into the Financing Agreement and funding the loans thereunder, and as consideration for the loans to be extended thereunder, the Company and EIF have agreed to enter into this Agreement;

     WHEREAS, the Company desires to issue and sell to Purchaser, and Purchaser desires to acquire from the Company, a 50% equity interest in the Company by purchasing 5,000 shares of the Company's common stock, no par value ("Common Stock") on the terms and conditions set forth herein;

     WHEREAS, the Company and all holders of the Company's Common Stock have contemporaneously with the execution and delivery of this Agreement entered into a Stockholders' Agreement with Purchaser and other stockholders identified therein (the "Stockholders' Agreement"), which is a condition to EIF funding any loan under the Financing Agreement and to EIF purchasing the Common Stock pursuant to this Agreement;

     WHEREAS, the Company hereby acknowledges and agrees that (i) EIF is both a stockholder and a creditor of the Company and (ii) EIF's rights and interests as a creditor of the Company under the Financing Agreement shall in no way be impaired or affected by EIF's status as a stockholder or party to this Agreement or the Stockholders' Agreement; and

     WHEREAS, the Company and each of the individual stockholders identified in Exhibit A to the Stockholders' Agreement (the "Individual Stockholders") have entered into an Employment and Stock Ownership Agreement of even date herewith (each an "Employment Agreement" and collectively the "Employment Agreements");

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    SECTION 1

                                   Definitions

     1.1. Defined Terms. The following terms are defined as follows:

     "Affiliate" means, with respect to any Person: (i) any Person that holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person; (ii) any Person that holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of equity securities or equity interests representing at least 5% of the outstanding equity securities or equity interests of a Person; (iii) any brother, sister, parent, child or spouse of such Person or any Person described in clauses (i) and (ii); and (iv) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discounts, any plans subject to
Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereunder. Section references to the Code and its regulations are to those provisions as in effect at the date of this Agreement, together with any subsequent provisions of the Code that amend, supplement, or replace the provisions to which reference is made.

     "Common Stock" means the common stock, no par value, of the Company.

     "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

     "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is obligated to make payments, in each case with respect to any present or former employees of the Company.

     "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA.

     "Employment Agreement" has the meaning set forth in the recitals of this Agreement.

     "Environmental Law" means any applicable foreign, federal, state or local statute, regulation, ordinance or rule of common law as now in effect in any way relating to the protection of human health and the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et. seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. Sections 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), regulations promulgated pursuant to these statutes, and common law principles of tort liability; and (i) the Louisiana Environmental Quality Act LSA-R.S. 30;2001 et seq., (ii) Section XV of Statewide Order 29-B of the Louisiana Conservation Commission, and (iii) all other foreign, federal, state, tribal and local laws (whether common or statutory), rules, regulations, consent agreements, compliance schedules, and orders directly and/or indirectly relating to public health and safety, air pollution, water pollution, noise control, wetlands, oceans, waterways, and/or the presence, use, generation, manufacture, transportation, processing, treatment, handling, discharge, release, disposal, or recovery of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or materials and/or underground storage tanks, as each of the foregoing laws, rules, regulations and orders may be amended, supplemented, and/or reauthorized from time to time.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation or rule issued thereunder.

     "ERISA Affiliate" means any Person that together with the Company, would be or was at anytime treated as a single employer under Section 4l4 of the Code or
Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the SEC issued under such Act, as they each may, from time to time, be in effect.

     "Financial Statements" means the balance sheet and related statements of income, retained earnings, and cash flow as of the date and for the fiscal period specified, prepared in comparative form with the preceding corresponding fiscal period (if any) under GAAP consistently applied.

     "Financing Agreement" means the financing agreement dated as of April 15, 1998, by and between the Purchaser and the Company.

     "GAAP" means generally accepted accounting principles as presently promulgated by the Financial Accounting Standards Board (FASB), as amended from time to time by FASB or any successor authority.

     "Hazardous Material" means any substance, material or waste that is regulated by the United States, the foreign jurisdictions in which the Company conducts business, or any applicable state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

     "Individual Stockholder" shall have the meaning set forth in the recitals to this Agreement.

     "IRS" means the United States Internal Revenue Service.

     "Knowledge" or derivations thereof shall mean the knowledge of the officers of the Company and, with respect to Sections 4.20 and 4.22, the knowledge of each person who conducts human resource and employee benefits management functions for the Company, whether or not an officer of the Company.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Loan Documents" means this Agreement, the Financing Agreement, the Note, the Stockholders' Agreement, the Employment Agreements, the Limited Personal Recourse Agreement, the Escrow Agreement, all Security Instruments, all documents creating, evidencing, and perfecting the Overriding Royalty Interests, and all other agreements, certificates, instruments, or other documents required to be executed and delivered by the Company under the terms of the Financing Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

     "Person" means an individual, partnership, limited liability company, corporation joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

     "Qualified Public Offering" means the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement filed with the SEC under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the net proceeds to the Company of the public offering price is at least $30,000,000.

     "Registered Securities" means securities that have been registered under the Securities Act.

     "Registrable Shares" has the meaning set forth in Section 9.1.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property.

     "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

     "SEC" means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC issued under such Act, as they each may, from time to time, be in effect.

     "Stockholders' Agreement" means the stockholders' agreement of even date herewith by and among the Company, Purchaser and the stockholders identified therein, attached hereto as Exhibit A.

     "Subsidiaries" means each corporation or other entity in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

     "U.S. Foreign Corrupt Practices Act" means the U.S. Foreign Corrupt Practices Act of 1977, Pub. L. No. 95-213, Sections 101-104, as amended, and any other U.S. law, regulation, order, decree or directive having the force of law and relating to bribes, kick-backs or similar business practices.

     "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

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     1.2. Other Defined Terms. The following terms shall have the meanings assigned to them in the identified Sections of this Agreement.

     "Certificate of Incorporation" as defined in Section 2.1.

     "Closing" as defined in Section 3.1.

     "Closing Date" as defined in Section 3.1.

     "Company Property" as defined in Section 4.5.

     "Intellectual Property" as defined in Section 4.9.

     "Leased Properties" as defined in Section 4.15.

     "Owned Properties" as defined in Section 4.15.

     "Personal Property Leases" as defined in Section 4.16.

     "Real Property Leases" as defined in Section 4.15(a).

     "Stockholders" as defined in Section 9.1.

     1.3. Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.


                                    SECTION 2

                   Authorization and Sale of the Common Stock

     2.1. Authorization of Common Stock. At Closing, the Company will have authorized the issuance and sale to Purchaser of 5,000 shares of Common Stock, having the rights, preferences, privileges and restrictions set forth in the Certificate of Incorporation, and amendments thereto, attached to this Agreement as Exhibit C (the "Certificate of Incorporation").

     2.2. Sale and Purchase of Common Stock. In reliance on the representations and warranties of the Company contained herein and subject to the terms and conditions hereof, at Closing, Purchaser agrees to purchase from the Company, and the Company agrees to sell to Purchaser, 5,000 shares of Common Stock for the aggregate purchase price of Five Thousand Dollars ($5,000). The aggregate number of shares of Common Stock sold to Purchaser represents 50% of the authorized and issued and outstanding shares of Common Stock on a fully diluted basis (assuming, without limitation, the exercise of any and all warrants and options).

                                    SECTION 3

                             Closing Date: Delivery

     3.1. Closing Date. Upon satisfaction of the conditions precedent hereunder, the closing of the purchase and sale of the Common Stock (the "Closing") shall be held at the offices of take place at the offices of Associated Energy Managers, Inc., 136 Dwight Road, Longmeadow, Massachusetts on May 14, 1998, or on such other date or at such other place as the Purchaser and the Company shall mutually agree (the date of the Closing being referred to herein as the "Closing Date").

     3.2. Delivery. At the Closing, the Company shall: (a) deliver to Purchaser a certificate or certificates evidencing the shares of Common Stock being purchased by it registered in Purchaser's name against delivery to the Company of payment by check in an amount equal to the full purchase price of the shares of Common Stock being purchased by the Purchaser; and (b) deliver to Purchaser all of the Loan Documents and satisfy all of the conditions set forth in Article 6 of the Financing Agreement, as applicable.


                                    SECTION 4

                  Representations and Warranties of the Company

     The Company hereby represents and warrants to, and agrees with, Purchaser as follows:

     4.1. Organization, Good Standing and Qualification. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Company. The Company has the corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to (i) own, lease and operate its properties and to carry on its business as now being conducted and (ii) execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby.

     4.2. Capitalization.

          (a) The authorized capital stock of the Company consists of 10,000 shares of Common Stock, of which (i) 5,000 shares are currently issued and outstanding, or will be issued and outstanding, as a result of the transactions contemplated under the Employment Agreements, and (ii) 5,000 shares will be issued and outstanding at the Closing as a result of the transaction contemplated in this Agreement. Except as listed on Schedule 4.2, there are no options, rights or warrants of the Company issued and outstanding prior to Closing. The Company has no employee stock purchase plans, stock option plans or other Employee Benefit Plans. There are outstanding (a) no shares of capital stock or other voting stock of the Company, (b) no securities of the Company or any Person convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company (including any rights issuable or issued under any shareholder rights plan or similar arrangement), and no obligations, contingent or otherwise, of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (d) no equity equivalent in the earnings or ownership of the Company or any Person or any similar rights to share earnings or ownership, and (e) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its securities or to make any investment (by loan, capital contribution or otherwise) in any Person, except as set forth in
Schedule 4.2. No outstanding options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

          (b) The issued and outstanding shares of Common Stock of the Company are duly authorized, validly issued, frilly paid and non-assessable. The shares of Common Stock to be issued pursuant to this Agreement, upon delivery to the Purchaser of certificates therefor against payment in accordance with the terms of this Agreement (i) will be validly issued, fully paid and non-assessable,
(ii) will be free and clear of all Liens, and (iii) will be issued by the Company in compliance with all applicable federal and state securities laws.

     4.3. Subsidiaries. The Company has no Subsidiaries.

     4.4. Partnerships. Joint Ventures. Except as set forth on Schedule 4.4, the Company is not a party to, and does not hold, any equity interests in any partnership, limited partnership, limited liability company or other joint venture of any kind.

     4.5. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Loan Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate, including shareholder (if required), action on the part of the Company. Each Loan Document to which it is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.6. Governmental Consents. Except as set forth on Schedule 4.6, no consent approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the valid execution and delivery by the Company of the Loan Documents to which it is a party, or the consummation by the Company of the transactions contemplated by the Loan Documents to which it is a party.

     4.7. Conformity with Law: Absence of Litigation. The Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department. commission, board, bureau, agency or instrumentality having jurisdiction over it There are no claims, actions, suits. proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any properties or rights of the Company before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     4.8. Insurance. The Company maintains adequate insurance with respect to its respective businesses and is in compliance with all requirements and provisions thereof.

     4.9. Patents and Trademarks. The Company has sufficient title and ownership of (or rights under license agreements to use) all patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes ("Intellectual Property") necessary for its businesses. Except as set forth on
Schedule 4.9, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other Person. The Company has no patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications owned by it. Since its formation, the Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other Person, nor is the Company aware of any such violations.

     4.10. Compliance with Other Instruments and Legal Requirements.

          (a) The Company is not in violation or default of any provisions of its certificate of incorporation, by-laws, or comparable organizational documents. The Company is not in violation or default in any respect under any provision, instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound or of any provision of any federal, state or local statute, rule or regulation applicable to the Company (including, without limitation, any law, rule or regulation relating to protection of the environment and the maintenance of safe and sanitary premises). The execution, delivery and performance of each Loan Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under or give rise to any obligations under, the Certificate of Incorporation or By-Laws of the Company, or any note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument or obligation, decree or order to which the Company is a party or by which the Company or its properties or assets is or may be bound, or violate any law, order, rule or regulation applicable to the Company, and does not require any consent, waiver or approval thereunder, or constitute an event that results in the creation of any Lien upon any assets of the Company.

          (b) The Company has all Permits of all governmental entities required to conduct its respective businesses as currently conducted and as they are proposed to be conducted.

          (c) The transactions contemplated by this Agreement and the Loan Documents will not constitute a change of control under any Employee Benefit Plan, rights plan, contract or agreement to which it is a party, or under any law, rule or regulation to which it is subject.

     4.11. Material Agreements: Action. Except as set forth on Schedule 4.11, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company is a party or by which it is bound that involve or relate to: (i) any of their respective officers, directors, stockholders or partners or any Affiliate thereof; (ii) the sale of any of the assets of the Company other than in the ordinary course of business; (iii) covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;
(iv) the acquisition by the Company of any operating business or the capital stock of any other Person; (v) the borrowing of money; (vi) the expenditure of more than $10,000 in the aggregate or the performance by the Company extending for a period more than one year from the date hereof, other than in the ordinary course of business and other than expenses incurred in forming the Company and in connection with the preparation and execution of the Loan Documents, or (vii) the license of any Intellectual Property or other material proprietary right to or from the Company. There have been made available to the Purchaser and its representatives true and complete copies of all such agreements. All such agreements are in full force and effect and are the legal, valid and binding obligation of the Company enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any such agreements nor is any other party to any such agreements in default thereunder in any respect.

     4.12. Brokers' Fees. Except as set forth in the Financing Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company.

         4.13. Registration Rights. Except as set forth in Section 9 hereof, the Company has not granted or agreed to grant any registration rights, including piggyback registration rights, to any Person.

         4.14. Corporate Documents. True and correct copies of the Certificate of Incorporation and the By-laws of the Company, as amended and as are currently in effect, have been delivered to the Purchaser and are attached hereto as Exhibit B-1 and Exhibit C-1 respectively.

         4.15. Real Property.

               (a) Schedule 4.15(a) sets forth a complete list of all real property and interests in real property owned (the "Owned Properties") or leased (the "Leased Properties") by the Company, or an Affiliate, as lessee or lessor (the Leased Properties together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties"). The Company Property constitutes all interests in real property currently used or currently held for use in connection with the businesses of the Company and which are necessary for the continued operation of the businesses of the Company as such businesses are currently conducted. The Company has a valid and enforceable leasehold interest under each of the leases for Leased Property (the "Real Property Leases"), and the Company has not received any written notice of any default or event which, with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear). The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

               (b) The Company has all certificates of occupancy and Permits of any governmental body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all conditions of the Permits applicable to them. No default or violation, or event which, with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

               (c) There does not exist any actual or threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any governmental body or other Person to take or use all or any part thereof.

               (d) The Company has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

               (e) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

         4.16. Tangible Personal Property.

               (a) Schedule 4.16(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $15,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements, if any, thereto.

               (b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no default under any Personal Property Lease by the Company, by any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice or both would constitute a default thereunder.

               (c) Except as set forth on Schedule 4.16(c), the Company has good and marketable title to all of the items of tangible personal property reflected in the Financial Statements and Schedule 4.16(c) hereto (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

               (d) All of the items of tangible personal property used by the Company under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

         4.17. Environmental Matters.

               Except as set forth on Schedule 4.17:

               (a) The operations of each of the Company are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

               (b) The Company has obtained all Permits required under all applicable Environmental Laws necessary to operate its business;

               (c) The Company is not the subject of any outstanding written order, agreement or arrangement with any governmental authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

               (d) The Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

               (e) At Closing, the Company will not have any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and has no reason to believe that such contingent liability exists;

               (f) There are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or, to its Knowledge, threatened that could lead to the imposition of any liability pursuant to Environmental Law;

               (g) There is not located at any of the properties owned at any of the properties leased or operated by the Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, any (iv) Hazardous Materials located at any Company Property (other than for Hazardous Materials used or stored by the Company in the ordinary course of business and in material compliance with applicable Environmental Laws and Permits); and

               (h) The Company has provided to the Purchaser all environmentally related audits, studies, reports, analyses and results of investigations, if any, that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

         4.18. Company Financial Statements.

               (a) The Company has delivered to Purchaser true and complete copies of its Financial Statements, which fairly and accurately represent the financial condition of the Company as of the date thereof and for the periods reflected therein.

               (b) The Company has not incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against it, in its Financial Statements.

         4.19. Changes. Since February 25, 1998, there has not been:

               (a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business and as contemplated by the Loan Documents;

               (b) any damage, destruction or loss, whether or not covered by insurance;

               (c) any waiver by the Company of a valuable right or of a debt owed to it outside of the ordinary course of business;

               (d) any satisfaction or discharge of any Lien or payment of any obligation by the Company;

               (e) any change or amendment to a contract or arrangement by which the Company or any of its assets or properties is bound or subject,

               (f) other than in the ordinary course of business, any material increase in excess of $5,000 annually in any compensation arrangement or agreement with any employee of the Company receiving compensation;

               (g) any events or circumstances that otherwise could reasonably be expected, individually or in the aggregate. to have a material effect; and

               (h) except as set forth on Schedule 4.20(d), the Company has not
(i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity interests,
(ii) incurred any indebtedness for money borrowed, except pursuant to the Financing Agreement, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses not exceeding $5,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights for consideration in excess of $5,000 in any one transaction or series of related transactions.

         4.20. Employee Benefit Plans.

               (a) Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to contribute to, nor has either The Company or any ERISA Affiliate ever maintained, contributed to or been obligated to contribute to, any Employee Benefit Plan. Neither The Company nor any ERISA Affiliate has any liability (whether actual or conditional, with respect to its assets or otherwise) to or resulting from any Employee Benefit Plan sponsored or maintained by a Person that is not the Company or any ERISA Affiliate. Neither The Company nor any ERISA Affiliate has or has had any obligations under any collective bargaining agreement.

               (c) Schedule 4.20(c) hereto sets forth an accurate list, as of the date hereof, of all officers, directors, and key employees of the Company and lists all employment agreements with such officers, directors, and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such Person as of the date hereof.

               (d) Except as set forth in Schedule 4.20(d), the Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

         4.21. Taxes. All federal, state and local and foreign tax returns, reports and statements required to be filed by the Company have been filed or have been caused to be filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and all such returns, reports and statements are true, complete and correct in all respects. All taxes, charges and other impositions due and payable by the Company have been paid in full on a timely basis except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books and records of the Company in accordance with GAAP. The provision for taxes of the Company as shown in the Financial Statements, is sufficient for all unpaid taxes, charges and other impositions of any nature due or accrued as of the date thereof, whether or not assessed or disputed. Proper and accurate amounts have been withheld by the Company from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. The Company has not received notice of any audit or of any proposed deficiencies from any governmental authority, and no controversy with respect to taxes of any type is pending or to its Knowledge threatened. Except for routine filing extensions granted as a matter of right under applicable law, the Company has not executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, charges or other impositions. The Company has not agreed to and is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Further, the Company has no obligation under any tax-sharing agreement.

         4.22. Labor and Employment Matters. With respect to employees of and service providers to the Company: (a) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (b) there is not now, nor since the Company's formation has there been, any unfair labor practice complaint against the Company pending or, to the Company's Knowledge, threatened before the National Labor Relations Board or any other comparable authority; (c) there is not now, nor since the Company's formation has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's Knowledge, threatened against or directly affecting the Company; (d) to the Company's Knowledge, no labor representation organization effort exists nor has there been any such activity since the Company's formation; (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's Knowledge, no claims therefor exist or have been threatened, (f) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and (g) all Persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the

Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

         4.23. No Pending Transactions. Except for the transactions contemplated by this Agreement (including without limitation the Stockholders' Agreement and the Employment and Stock Ownership Agreements), the Company is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of the Company, (ii) the sale of all or substantially all of the assets of the Company, or (iii) a change of control of more than five percent of the outstanding Common Stock of the Company.

         4.24. Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to the Purchaser pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to the Purchaser in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to the officers and directors of the Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as such officers and directors can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any Schedule hereto.

         4.25. Minute Books. The minute books of the Company contain a complete summary of all material actions by the directors and stockholders since the date of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

         4.26. Foreign Corrupt Practices. Neither the Company nor any of their respective officers, directors, employees or agents has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act or any law of similar effect.


                                    SECTION 5

                 Representations and Warranties of the Purchaser

         Purchaser hereby represents and warrants to and agrees with the Company, as follows:

         5.1. Accredited Investor; Experience; Risk.

         (a) Purchaser is an accredited investor and has been advised and understands that the Common Stock has not been registered under the Securities Act, on the basis that no public offering of the Common Stock is to be effected, except in compliance with the applicable securities laws and regulations or pursuant to an exemption therefrom; provided, however, that nothing in this
Section 5.1 shall limit Purchaser's rights hereunder or pursuant to the Stockholders' Agreement or the Financing Agreement.

         (b) Purchaser is acquiring the Common Stock for investment purposes only, for its own account and not as a nominee or agent for any other Person, and not with a view to, or for resale in violation of applicable law.

         (c) Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Common Stock pursuant to this Agreement.

         5.2. Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the Loan Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary, action on the part of such Purchaser. Each Loan Document to which it is a party has been duly and validly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.3. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of such Purchaser is required in connection with the valid execution and delivery by such Purchaser of the Loan Documents to which it is a party, or the consummation by such Purchaser of the transactions contemplated by the Loan Documents to which it is a party, except for such filings as have been made prior to the Closing.

         5.4. Organization, Good Standing and Qualification. Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Purchaser. Such Purchaser has the power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to (i) own, lease and operate its properties and to carry on its business as now being conducted and (ii) execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby.

         5.5. Brokers' Fees. Except as set forth in the Financing Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser.


                                    SECTION 6

                       Conditions to Closing of Purchaser

         Purchaser's obligation to purchase the Common Stock at the Closing is, at the option of such Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

         6.1. Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

         6.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

         6.3. Opinion of Company's Counsel. The Purchaser shall have received from counsel to the Company, an opinion or opinions in form and substance satisfactory to Purchaser and its counsel addressed to the Purchaser, dated the Closing Date.

         6.4. No Material Adverse Change. Except as set forth on Schedule 6.4, since February 25, 1998, there shall not have occurred any events or circumstances that could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company.

         6.5. Certificate of Incorporation: By-laws. The Amended and Restated Certificate of incorporation attached hereto as Exhibit B-2 shall have been duly adopted and executed by the Company and filed with the Delaware Secretary of State; and the amended By-laws attached hereto as Exhibit C-2 shall have been duly adopted by the Company.

         6.6. State Securities Laws. All registrations, qualifications and Permits required under applicable state securities laws, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.

         6.7. Issuance of Shares. The Company shall have issued 5,000 shares of Common Stock at the Closing pursuant to this Agreement, and shall have delivered to Purchaser a stock certificate or certificates representing such Common Stock.

         6.8. Certificates. Purchaser shall have received a certificate of the President or a Vice President of the Company to the effect set forth in Sections 6.1, 6.2 and 6.4.

         6.9. Stockholders' Agreement. The Company and all other parties identified therein shall have executed and delivered the Stockholders' Agreement in the form of Exhibit A hereto to Purchaser.

         6.10. Loan Documents. The Company shall have executed and delivered the Loan Documents, including without limitation the Financing Agreement, to Purchaser.

         6.11. Conditions to Closing on Financing Agreement. All of the conditions to closing on the Financing Agreement shall have been satisfied or waived.


                                    SECTION 7

                      Conditions to Closing of the Company

         The Company's obligation to issue and sell the Common Stock at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

         7.1. Representations. The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

         7.2. Purchase Price. The Purchaser shall have tendered the purchase price for the Common Stock of Five Thousand Dollars ($5,000).

         7.3. Financing Agreement. The Purchaser shall have executed and delivered the Financing Agreement to the Company.

         7.4. Certificate. The Company shall have received a certificate from the Purchaser to the effect set forth in Section 7.1.

                                    SECTION 8

                                    Covenants

         8.1. Information. Commencing on the Closing Date and continuing so long as the Purchaser continues to hold any shares of Common Stock (or such earlier time as provided below), the Company shall deliver to the Purchaser the information specified in this Section 8.1 unless any such Purchaser at any time specifically requests that such information not be delivered to it:

              (a) Quarterly Financial Statements. As soon as available, but in any event not later than forty-five (45) days after the end of each quarterly fiscal period (other than the last quarterly fiscal period in any fiscal year of the Company), the unaudited Financial Statements of the Company integrated with the operating budget (if any) of the Company for such period, all in reasonable detail.

              (b) Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited Financial Statements of the Company, all in reasonable detail, accompanied by an opinion of an accounting firm of recognized national standing selected by the Company (or such other independent certified public accountants acceptable to Purchaser), which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards.

              (c) Material Litigation. Within twenty (20) days after the Company learns of the commencement or written threat of commencement of any litigation or proceeding against the Company or any of its respective assets that could reasonably be expected to have a material effect, written notice of the nature and extent of such litigation or proceeding.

              (d) Material Agreements. Within ten (10) days after the expiration of the applicable cure period, if any, or if no such cure period exists within ten (10) days after the receipt by the Company of written notice of a default by the Company under any material contract, agreement or document to which it is a party or by which it is bound, written notice of the nature and extent of such default.

              (e) Other Reports and Statements. Promptly upon any distribution to its stockholders generally, to its directors or to the financial community of an annual report, quarterly report, proxy statement, registration statement or other similar report or communication, a copy of each such annual report, quarterly report, proxy statement, registration statement or other similar report or communication and promptly upon filing by the Company with the SEC or with The National Market System, Inc., the National Association of Securities Dealers, Inc. or any national securities exchange or other market system of any and all regular and other reports or applications, a copy of each such report or application; and a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company.

              (f) Accountants' Management Letters, Etc. Promptly after receipt by the Company, copies of all accountants' management letters and all management and board responses to such letters, and copies of all certificates as to compliance, defaults, material adverse changes, material litigation or similar matters relating to the Company, which shall be prepared by the Company or its officers and delivered to the third parties.

              (g) Stockholders' Lists. Within sixty (60) days after the end of each fiscal year a stockholders' list, showing the authorized and outstanding shares by class (including the Common Stock equivalents of any convertible security), the holders of all outstanding shares (both before giving effect to dilution and on a fully diluted basis) and all outstanding options, warrants and convertible securities, and detailing all options and warrants granted, exercised or lapsed (including in each case, without limitation, all option and warrant exercise prices, stock issuance prices' and other terms) and all shares issued or sold (whether to directors or managers, in connection with financing or otherwise).

         8.2. Regulatory Matters. Each of the Company and Purchaser will (i) make on a prompt and timely basis all governmental or regulatory notifications, filings or submissions, as necessary for the consummation of the transactions contemplated hereby, including any filings required pursuant to the Hart-Scott-Rodino Antitrust Act, if required, (ii) use all reasonable efforts to cooperate with the other and its representatives in (A) determining which notifications, filings and submissions are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) timely making of all such notifications, filings or submissions and timely seeking all such consents, approvals, permits or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other reasonable things necessary or appropriate to consummate the transactions contemplated by this Agreement. The Purchaser shall have no obligation to expend any funds in connection with the action to be taken by the Company pursuant to this section.

         8.3. Access. So long as the Purchaser holds at least 35% of the Common Stock issued and outstanding, subject to the provisions of Section 8.5 hereof, upon the written request of the Purchaser, the Company shall afford the Purchaser and its accountants, counsel and other representatives, full access during normal business hours to all of its properties, books, contracts, commitments and records, permit them to copy or make extracts therefrom, and the Company shall furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request; provided, however, that no investigation pursuant to this Section 8.3 shall affect any representations or warranties of either party hereunder.

         8.4. Directors' and Officers' Insurance. The Company shall at the Board of Directors' discretion maintain a directors' and officers' liability insurance policy providing coverage in an amount determined by the Board of Directors.

         8.5. Confidentiality. From and after the date of this Agreement, each of the Company and Purchaser agree to hold, and will cause its employees, agents and representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of their counsel, by other requirements of law, information furnished by the Company, on the one hand, to Purchaser and information furnished by Purchaser, on the other hand, to the Company in connection with the transactions contemplated by this Agreement, and each of such persons agree that they shall not release or disclose such information to any other person. except their respective officers, directors, partners, employees, auditors, attorneys, financial advisors and other consultants, advisors and representatives who need to know such information and who have been informed of the confidential nature of such information and have been directed to treat such information as confidential. The foregoing provisions of this Section 8.5 shall not apply to any such information which (i) becomes generally available to the public other than as a result of a disclosure by any person bound hereunder, (ii) was available to a person bound hereunder on a non-confidential basis prior to its disclosure hereunder, or (iii) becomes available to any person bound hereunder on a non-confidential basis by virtue of the disclosure thereof by a source other than the party providing such information in reliance upon the protection of confidentiality imposed hereby.

          Notwithstanding anything herein to the contrary, from and after the date of this Agreement, if either party to this Agreement or any agreement contemplated herein shall be required by law to file as part of any public record this Agreement or the agreements relating to any transactions contemplated hereby, both parties shall jointly identify those provisions, if any, of such agreements that shall remain confidential and shall request and seek confidential treatment of those provisions in accordance with the applicable provisions of any applicable law, rule or regulation, and shall take all reasonable actions necessary to secure such confidential treatment.

          8.6. Foreign Corrupt Practices. Neither the Company nor any of its officers, directors, employees or agents will offer or agree to offer anything of value to any governmental official, political party or candidate for government office nor will it otherwise take any action that would cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act or any law of similar effect.


                                    SECTION 9

                               Registration Rights


         9.1. Certain Definitions. As used in this Section 9, the following terms shall have the following respective meanings:

         "Registration Statement" means a registration statement filed by the Company with the SEC for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

         "Registration Expenses" means the expenses described in subsection 9.6.


         "Registrable Shares" means (i) the shares of Common Stock acquired by EIF pursuant to this Agreement, and (ii) any other shares of Common Stock of the Company issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock that are Registrable Shares shall cease to be Registrable Shares (i) upon any sale pursuant to a Registration Statement,
Section 4(1) of the Securities Act, or Rule 144 under the Securities Act, (ii) at such time as they are eligible for sale pursuant to Rule 144(k) under the Securities Act, or (iii) upon any sale in any manner to a person or entity that, by virtue of Section 11.4 of this Agreement, is not entitled to the rights provided by this Section 9.

         "Stockholders" means EIF and any persons or entities to whom the rights granted under this Section 9 are transferred by EIF, its successors or assigns pursuant to Sections 9.14 and 11.4 hereof.

         9.2. Sale or Transfer of Shares: Legend.

         (a) In addition to the restrictions set forth in the Stockholders' Agreement, the Registrable Shares shall not be sold or transferred unless either
(i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

         (b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by EIF to a partner of EIF or a retired partner of EIF who retires after the date hereof, or to the estate of any such partner or retired partner, if the transferee agrees in writing to be subject to the terms of this Section 9 to the same extent as if he were an original purchaser hereunder, or (ii) a transfer made in accordance with Rule 144 under the Securities Act.

         (c) Each certificate representing the Registrable Shares shall, in addition to any legend required under the Stockholders' Agreement or applicable law, bear a legend substantially in the following form:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

The foregoing legend shall be removed from the certificates representing any Registrable Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

         (d) The Company agrees, upon the request of EIF, to make available to EIF and to any prospective transferee of any Registrable Shares of the information concerning the Company described in Rule 144A(d)(4) under the Securities Act.




         9.3. Required Registrations.


          (a) At any time after the earlier of (i) April 15, 2003 or (ii) the closing of the Company's first underwritten public offering of shares of Common Stock pursuant to a Registration Statement, a Stockholder or Stockholders holding in the aggregate at least 50% of the Registrable Shares may request, in writing, that the Company effect the registration on Form S-1 or Form S-2 (or any successor form) of Registrable Shares owned by such Stockholder or Stockholders having an aggregate offering price of at least $5,000,000 (based on the then current market price or fair value). If the holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Stockholders to participate shall be conditioned on such Stockholders' participation in such underwriting. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election; provided that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Stockholders may not be included in the offering, then all Stockholders who have requested registration shall participate in the offering pro rata based upon the number of Registrable Shares that they have requested to be so registered. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration, on Form S-1 or Form S-2 (or any successor form), of all Registrable Shares that the Company has been requested to so register.

         (b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Stockholder or Stockholders holding in the aggregate at least 50% of the Registrable Shares may request the Company, in writing, to effect the registration on Form S-3 (or such successor form), of Registrable Shares having an aggregate offering price of at least $5,000,000 (based on the current public market price). Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election; provided that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Stockholders may not be included in the offering, then all Stockholders who have requested registration shall participate in the offering pro rata based upon the number of Registrable Shares that they have requested to be so registered. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3, or such successor form, of all Registrable Shares that the Company has been requested to register.

         (c) The Company shall not be required to effect more than two registrations pursuant to paragraph (a) above or more than four registrations pursuant to paragraph (b) above. In addition, the Company shall not be required to effect any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six (6) months after the effective date of any other Registration Statement of the Company.

         (d) If at the time of any request to register Registrable Shares pursuant to this subsection 9.3, the Company is engaged or has fixed plans to engage within thirty (30) days of the time of the request in a registered public offering as to which the Stockholders may include Registrable Shares pursuant to subsection 9.4 or is engaged in any other activity that, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of six months from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any two year period.

         9.4. Incidental Registration.

         (a) Whenever the Company proposes to file a Registration Statement (other than pursuant subsection 9.3) at any time and from time to time, it will, prior to such filing, give written notice to Stockholders of its intention to do so and, upon the written request of a Stockholder or Stockholders given within twenty (20) days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares that the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this subsection 9.4 without obligation to any Stockholder.

         (b) In connection with any offering under this subsection 9.4 involving an underwriting, the Company shall not be required to include any Registrable Shares in such offering unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such terms must be consistent with this Agreement), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares that the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, that the managing underwriter believes may be sold without causing such adverse effect; provided that (i) in no event shall the number of Registrable Shares included in the offering be reduced below 50% of the total number of shares of Common Stock (giving effect to the conversion into Common Stock of all securities convertible thereinto) included in the offering, and (ii) no persons or entities other than the Company, the Stockholders and persons or entities holding registration rights granted in accordance with Section 9.11 hereof shall be permitted to include securities in the offering. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their total ownership of shares of Common Stock of the Company (giving effect to the conversion into Common Stock of all securities convertible thereinto). If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

         9.5. Registration Procedures.

         (a) If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

                  (i) file with the SEC a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

                  (ii) as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or one hundred twenty (120) days after the effective date thereof;

                  (iii) as expeditiously as possible furnish to each selling Stockholder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder; and

                  (iv) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction. If the Company has delivered preliminary or final prospectuses to the selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholders and, if requested, the selling Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholders shall be free to resume making offers of the Registrable Shares.

         (b) EIF agrees to negotiate in good faith with the Individual Stockholders to allow the Individual Stockholders to sell, in the aggregate, an amount of shares of Common Stock held by them equal to up to twenty-five percent (25%) of the shares of Common Stock registered by EIF in a Qualified Public Offering, subject to any limitations and restrictions imposed by the underwriter involved in the Qualified Public Offering. The Company hereby agrees to pay all Registration Expenses incurred in the Qualified Public Offering as more fully set forth in Section 9.6 below. Solely for the purpose of allocating expenses under Section 9.6 below, the Individual Stockholder(s) participating in a Qualified Public Offering shall be treated as a "Selling Stockholder."

         9.6. Allocation of Expenses. The Company will pay all Registration Expenses of all registrations under this Agreement; provided, however, that if a registration under Section 9.3 is withdrawn at the request of the Stockholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known to the Stockholders after the date on which such registration was requested) and if the requesting Stockholders elect not to have such registration counted as a registration requested under subsection 9.3, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, the term "Registration Expenses" shall mean all expenses incurred by the Company in complying with this Section 9, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees, and expenses of counsel for the Company and the fees and expenses of one counsel selected by the selling Stockholders to represent the selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions with respect to the selling Stockholders Registrable Shares, and the fees and expenses of selling Stockholders' own counsel (other than the counsel selected to represent all selling Stockholders).

         9.7. Indemnification and Contribution. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the

Securities Act or the Exchange Act against any losses, claims, damages, or liabilities, joint or several, to which such seller, underwriter, or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus, or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter, and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter, or controlling person specifically for use in the preparation thereof.

         In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities, joint or several, to which the Company, such directors and officers, underwriter, or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment, or supplement; provided, however, that the obligations of such Stockholders hereunder shall be limited to an amount equal to the proceeds to each Stockholder of Registrable Shares sold in connection with such registration. Each party entitled to indemnification under this subsection 9.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

          In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this
Section 9.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Stockholder or any such controlling person in circumstances for which indemnification is provided under this Section 9.7; then, in each such case, the Company and such Stockholder will contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportions so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

         9.8. Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to subsection 9.3(a), the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

          9.9. Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 9; and shall comply with all reasonable requests by the underwriter necessary in the opinion of the underwriter to effectuate the distribution.

          9.10. "Stand-Off" Agreement. Each Stockholder, if requested by the Company and an underwriter of Common Stock or other securities of the Company, shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder for a specified period of time (not to exceed 120 days) following the effective date of a Registration Statement; provided, that:

          (a) such agreement shall only apply to the first such Registration Statement covering Common Stock of the Company to be sold on its behalf to the public in an underwritten offering; and

          (b) all Stockholders holding not less than the number of shares of Common Stock held by such Stockholder (including shares of Common Stock issuable upon the conversion convertible securities, or upon the exercise of options, warrants or rights) and all officers and directors of the Company enter into similar agreements.

          Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the standoff period.

         9.11. Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of Stockholders holding at least 75% of the Registrable Shares, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include securities of the Company in any registration filed under subsection 9.3 or 9.4, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Stockholders which would otherwise be included, or (b) to make a demand registration that could result in such registration statement being declared effective prior to April 15, 2005.

          9.12. Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

         (a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company;

         (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

         (c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

         9.13. Selection of Underwriter. In the case of any registration effected pursuant to this Section 9, the Company shall have the right to designate the managing underwriter in any underwritten offering, subject to the approval of the holders of a majority of the Registrable Shares requested to be included in such offering, which approval shall not be unreasonably withheld.

         9.14. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 9 may be assigned by any Stockholder to a permitted transferee, and by such transferee to a subsequent permitted transferee, but only if such rights are transferred (a) to an affiliate, subsidiary, partner or stockholder of such Stockholder or transferee or an account managed or advised by the manager or adviser of such Stockholder or transferee or (b) in connection with the sale or other transfer of not less than an aggregate of 25% of the Registrable Securities or some lesser number, if such lesser number represents all the Registrable Securities then held by such Stockholder. Any transferee to which rights under this Agreement are transferred (i) shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Stockholders under this Agreement to the same extent as if such transferee were a Stockholder under this Agreement and (ii) shall be deemed to be a Stockholder hereunder.

         9.15. Mergers, Etc. The Company shall not, directly or indirectly, enter into any merger, consolidation, or reorganization in which the Company shall not be the surviving corporation unless, in addition to satisfying the conditions set forth in the Stockholders' Agreement, the Financing Agreement and applicable law, the proposed surviving corporation shall, prior to such merger, consolidation, or reorganization, agree in writing to assume the obligations of the Company under this Section 9, and for that purpose references hereunder to "Registrable Shares" shall be deemed to be references to the securities that the Stockholders would be entitled to receive in exchange for Registrable Shares under any such merger, consolidation, or reorganization; provided, however, that the provisions of this Section 9 shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation if all Stockholders are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation that may be immediately sold to the public, or (iii) securities of the acquiring corporation that the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the Securities Act.



                                   SECTION 10

                                    Put Right

         10.1. Ability to Put. In the event that prior to the fifth anniversary of the Closing Date, the Company has not (i) made a Qualified Public Offering or
(ii) merged into a public company and the "Stockholders" (as defined above in Section 9 hereof) shall have received Registered Securities, then at any time and from time to time thereafter, the Stockholders shall have the option (the "Put") to require the Company to purchase all of the outstanding shares of Common Stock held by such Stockholder or such Stockholders, whether acquired pursuant to this Agreement or subsequently acquired (the "Put Shares") at the Put Price (as hereinafter defined) by delivery of written notice to the Company (the "Put Notice"). Upon receipt of such election(s), the Company will be obligated to purchase the Put Shares within 90 days after the receipt by the Company of the Put Notice (or such longer period as may be reasonably necessary to determine the Put Price pursuant to the provisions of Section 10.2 and 10.3). The closing for the purchase by the Company of the Put Shares shall occur at the Company's principal office, or at such other place as shall be mutually agreeable to the Stockholders and the Company as soon as possible (and in any event within 10 days after the determination of the Put Price in accordance with Sections 10.2 and 10.3) (such date of closing being hereinafter referred to as the "Put Closing Date").

          The Company shall not be required to purchase Put Shares pursuant to this Section 10.1 to the extent that the Company does not have available legal surplus pursuant to the General Corporation law of the State of Delaware from which it can purchase such Put Shares at the Put Price, provided that the Company shall use all legally permissible methods in the reduction of capital and in the revaluation of its assets, including appraisal, in obtaining such legal surplus, and the Company gives written notice to the electing Stockholders within 30 days after the date of the notice of exercise of the Put by such Stockholders that it is not required to purchase the number of Put Shares set forth in such notice by reason of this clause and setting forth the facts relating thereto.

          Upon election to require the Company to purchase such Put Shares pursuant to the provisions of this Article 10, the Company will notify each Stockholder that has so elected of the Put Closing Date with respect to such Put Shares and each such Stockholder shall surrender the certificate or certificates representing such Put Shares to the Company on or before such date. On the Put Closing

Date, the Put Price for such Put Shares shall be payable to each such Stockholder by certified or bank cashier's check or, at the option of the Stockholder receiving the same, by wire transfer in immediately available funds to an account designated by each such Stockholder, and each surrendered certificate shall be canceled and retired. In the event less than all of the Put Shares represented by such certificate are purchased, a new certificate or certificates shall be issued representing the Shares not purchased by the Company. In the event the Company does not have available legal surplus to purchase all of the Put Shares that each such Stockholder has requested the Company to purchase under this Article 10, the Company shall purchase the maximum number of Put Shares that it may purchase with such legal surplus available, and the Company shall repurchase the remainder of such Put Shares as soon as it has funds legally available to do so.

          The Company shall be permitted to pay all or a portion of the Put Price by delivery of a note to the Stockholders on such terms and conditions as agreed to by the Company and the Stockholders.

          10.2. Put Price. For purposes of this Article 10, the Put Price shall be the Appraised Value of the Common Stock. The "Appraised Value" shall mean the fair market value of the Common Stock determined pursuant to the appraisal procedure set forth in the immediately succeeding section (the "Appraised Value").

         10.3. Appraisal Procedure. In order to determine the Appraised Value of the shares of Common Stock to be purchased and sold pursuant to the provisions of this Article 10, the Stockholders holding a majority of the voting power of the Put Shares and the Company shall each appoint one appraiser (collectively, the "Initial Appraisers"), within 20 days after delivery of the Put Notice, which appraisers shall promptly determine a fair market value based on the going-concern value of the Company as a whole within 30 days. If the fair market values determined by the Initial Appraisers (collectively, the "Original Estimates") do not differ in amount by more than ten percent (10%), the fair market value for purposes of this Section 10.3 shall be the amount equal to the average of the Original Estimates. If the Original Estimates differ in amount by more than ten percent (10%), the Stockholders holding a majority of the voting power of the Put Shares and the Company shall mutually agree on a third appraiser within 5 days thereafter, provided that if such Stockholders or the Company fail to appoint a third appraiser within such 5-day period, then the Initial Appraisers shall appoint a third appraiser within 5 days thereafter. The third appraiser shall independently, within 30 days of such third appraiser's appointment, determine such a fair market value (the "Third Estimate"). The average of the Third Estimate and the two Original Estimates shall be deemed to be the fair market value that shall be binding on the Company and the holders of the Put Shares. The Company shall bear all costs of the Initial Appraiser selected by it and half of the total costs of obtaining a Third Estimate. The Stockholders shall bear, pro rata among themselves (i) all costs of their Initial Appraiser, and (ii) half of the costs incurred in obtaining a Third Estimate. All appraisers appointed pursuant to this Section 10.3 shall be qualified in valuing companies similar to the Company and shall be unaffiliated with any party hereto. Any determination of the Appraised Value under this
Section 10.3 shall be made without reduction resulting from the lack of liquidity of the Put Shares or the fact that such Put Shares may, at such time, represent a minority interest in the Company.

                                   SECTION 11


                                  Miscellaneous

         11.1. Amendment: Waiver. Neither this Agreement nor any provision hereof may be amended, modified, supplemented or waived, except by a written instrument executed by (i) the Company and (ii) the Purchaser.

         11.2. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

                  (a)      if to the Company:

                           Energy Partners, Inc.
                           1100 Poydras Street
                           Suite 1850
                           New Orleans, LA 70163
                           Attn: Mr. Richard A. Bachmann
                           Facsimile No.: (504) 569-1874

                           with a copy to:

                           Hickey & Riess, LLC
                           1000 Whitney Bank Building
                           228 St. Charles Avenue
                           New Orleans, LA 70130
                           Attn: F. Kelleher Riess, Esq.
                           Facsimile No.: (504) 581-5841

                  (b)      if to the Purchaser:

                           Energy Income Fund, L.P.
                           136 Dwight Road
                           Longmeadow, Massachusetts 01106
                           Attn: Mr. Robert D. Gershen
                           Facsimile No.: (413) 567-7926
                           with a copy to:

                           Wilmer, Cutler & Pickering
                           2445 M Street, N.W.
                           Washington, D.C. 20037
                           Attn: Thomas W. White, Esq.
                           Facsimile No.: (202) 663-6363

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

         11.3. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         11.4. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise set forth herein, no party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto.

         11.5. Survival of Representations and Warranties. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of any Purchaser, and the sale and purchase of the Common Stock and payment therefor for a period equal to the applicable statutory period of limitations with respect to any liabilities covered thereby.

         11.6. Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

         11.7. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

         11.8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

         11.9. Costs and Expenses. The Company shall pay all fees, costs and disbursements (including without limitation Purchaser's legal fees) incurred by the Company and Purchaser in connection with the preparation of this Agreement and Closing hereunder.

         11.10. No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Company) or entity that is not a party to this Agreement.

         11.11. Indemnification.

                  (a) The Company agrees to indemnify and hold harmless the Purchaser and its Affiliates, and its partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, an "Indemnified Party"), from and against any and all actual losses, claims, damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss"), which may be incurred by or asserted or awarded against any Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposal to be made with the proceeds of the Purchaser's purchase of the Common Stock pursuant to this Agreement, whether or not such investigation, litigation or proceeding is brought by the Company, shareholders or creditors, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, except to the extent such Loss is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                  (b) An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification within ten
(10) days after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to Section 11.11(a); provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 11.11, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any Indemnified Party, the Company shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnified Party a conflict of interest between such Indemnified Party and the Company may exist in respect of such action or claim, to assume the defense thereof, with counsel satisfactory to the Indemnified Party and after notice from the Company to the Indemnified Party of its election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Company shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this Section 11.11 to the contrary notwithstanding, the Company shall not, without the Indemnified Party's prior written consent which shall not be unreasonably withheld, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

         11.12. Remedies. Purchaser's remedies under this Agreement shall be cumulative and shall not in any manner limit or abridge Purchaser's rights and remedies which may exist apart from this Agreement including without limitation Purchaser's rights and remedies available to it as a creditor of the Company under the Financing Agreement and applicable law.

         11.13. Termination. Prior to Closing, either party may terminate this Agreement if the other party fails to satisfy the conditions to closing set forth herein. After Closing, this Agreement may be terminated only by a written agreement signed by both parties. The registration rights and put rights set forth in Sections 9 and 10, respectively, shall survive termination of this Agreement and can only be terminated pursuant to the terms of those Sections or pursuant to a written agreement expressly terminating those provisions signed by both parties.


                  [Remainder of Page Intentionally Left Blank]

                                  COMMON STOCK
                        PURCHASE AGREEMENT SIGNATURE PAGE


          IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed effective as of the date first above written.


THE COMPANY:

                                   ENERGY PARTNERS, LTD.


                                   By: /s/ RICHARD A. BACHMANN
                                      -------------------------------------
                                      Richard A. Bachmann
                                      President and Chief Executive Officer



PURCHASER:

                                   ENERGY INCOME FUND, L.P.

                                   By: EIF General Partner, L.L.C.,
                                       its General Partner


                                       By: /s/ ROBERT D. GERSHEN
                                          --------------------------------
                                          Robert D. Gershen
                                          A Managing Director